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                                                                     Exhibit 4.1

       FIRST AMENDMENT TO THE AMENDED AND RESTATED PREFERRED SHARES RIGHTS AGREEMENT AND CERTIFICATION OF COMPLIANCE WITH SECTION 27 THEREOF

         Pursuant to Section 27 of the Amended and Restated Preferred Shares Rights Agreement (the "Agreement"), dated as of August 6, 1999, between Quantum Corporation, a Delaware corporation (the "Company"), and Computershare, Inc. as rights agent (the "Rights Agent"), successor to Harris Trust and Savings Bank, the Company and the Rights Agent hereby amend the Agreement as of October 28, 2002, as provided below:

         Section 1. Certain Definitions. Section 1 of the Agreement shall be amended as follows:

         "(a) 'Acquiring Person' shall mean any such Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of (i) 20% or more of the DSSG Common Shares then outstanding or (ii) 20% or more of the HDDG Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan (provided, however, that Private Capital Management, Inc. and its Affiliates and Associates shall not be deemed to be an Acquiring Person until such time as Private Capital Management, Inc. and its Affiliates and Associates shall be the Beneficial Owner of (i) 25% or more of the DSSG Common Shares outstanding or (ii) 25% or more of the HDDG Common Shares then outstanding, or until such time as Private Capital Management, Inc. and its Affiliates and Associates announce a tender offer to acquire (i) 25% or more of the DSSG Common Shares outstanding or (ii) 25% or more of the HDDG Common Shares outstanding (together, the "Limitations")). Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to (i) 20% or more of the DSSG Common Shares then outstanding or (ii) 20% or more of the HDDG Common Shares then outstanding (or with respect to Private Capital Management, Inc. and its Affiliates and Associates, increases such proportionate number of shares to (i) 25% or more of the DSSG Common Shares then outstanding or (ii) 25% or more of the HDDG Common Shares then outstanding); provided, however, that if a Person shall become the Beneficial Owner of (i) 20% or more of the DSSG Common Shares then outstanding or (ii) 20% or more of the HDDG Common Shares then outstanding (or with respect to Private Capital Management, Inc. and its Affiliates and Associates, shall become the Beneficial Owner of (i) 25% or more of the DSSG Common Shares then outstanding or (ii) 25% or more of the HDDG Common Shares then outstanding) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own (i) 20% or more of the DSSG Common Shares then outstanding or (ii) 20% or more of the HDDG Common Shares then outstanding (or with respect to Private Capital Management, Inc. and its Affiliates and Associates, does not beneficially own (i) 25% or more of the DSSG Common Shares then outstanding or (ii) 25% or more of the HDDG Common Shares then outstanding). Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently

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(including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of (x) 20% or more of the DSSG Common Shares then outstanding or (y) 20% or more of the HDDG Common Shares then outstanding (or with respect to Private Capital Management, Inc. and its Affiliates and Associates, is the Beneficial Owner of (x) 25% or more of the DSSG Common Shares then outstanding or (y) 25% or more of the HDDG Common Shares then outstanding), such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of
(i) 20% or more of the DSSG Common Shares then outstanding or (ii) 20% or more of the HDDG Common Shares then outstanding (or with respect to Private Capital Management, Inc. and its Affiliates and Associates, is not then the Beneficial Owner of (i) 25% or more of the DSSG Common Shares then outstanding or (ii) 25% or more of the HDDG Common Shares then outstanding)."

         The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the board of the directors of the Company dated August __, 2002, hereby certifies to the Rights Agent that this amendment is in compliance with the terms of Section 27 of the Agreement.

                                            QUANTUM CORPORATION

                                            By:       /s/ Richard Belluzzo
                                                   ---------------------------
                                            Name:  Richard Belluzzo
                                            Title: Chief Executive Officer


Acknowledged and Agreed:

Computershare, Inc.,
as Rights Agent

By:     /s/ Keith Bradley
       ----------------------------
Name:  Keith Bradley
Title: Director, Client Services

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